Banksy
(b. 1974)



30 × 60 in

The Artwork is the only painting of Banksy's 'Monkey Detonator' series in a diptych format to appear at public auction or be publicly exhibited, making its composition unique. Similar examples by the renowned artist have sold for as high as $2.2mm.

INVESTMENT THESIS

Initial Offering Price
$1,610,000

Offering Circular
sec.gov

Similar Sales | Record Price



$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
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Price Appreciation of Similar Works
16.3%

Sharpe Ratio (2006-2022)	watch video
Banksy	▲1.39
S&P 500	0.56

99% Progress

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Banksy
(b. 1974)

Why we like this offering

1. The Artwork is a unique diptych example of Banksy's iconic "Monkey Detonator" motif.
2. Auction records of artworks similar in scale, subject, medium and style are led by *Monkey Detonator (2000)*, which sold for $2,190,000 at Christie's in November 2021, and *Laugh Now But One Day We'll Be In Charge (2002)*, which sold for $2,070,000 at Christie's in May 2021.
3. The Artwork is a diptych composed of two square canvases with gray backgrounds created in Banksy's signature stencil graffiti style. The right panel features a long-tailed monkey pushing down a TNT plunger with a yellow caution label. A cable attached to the base of the detonator leads the viewer's gaze to the left panel, where it connects to three yellow bananas resembling sticks of dynamite strapped against a small safe.
4. Banksy uses monkeys' mischievous personalities as a humorous metaphor for reckless forms of violence humans cause.
5. At Sotheby's auction in 2018, the Artwork sold for well beyond its high estimate of $345,380 (£250,000). This was among Banksy's highest auction records for stenciled works on canvas at the time

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$6,845,626	35	$21,936,000


Turnover by Year
130.6M
98M
65.3M
32.7M
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Lots Auctioned
Sold
Unsold
128
96
64
32
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Initial Offering Price **$1,610,000**

Offering Circular **sec.gov/edgar**

Painting



About Banksy

The mysterious artist known only by his graffiti handle – Banksy – is believed to have been born around 1974 in Bristol, England. Works by Banksy are discernable through their signature stencil aesthetic – a style that favors expediency to create and then vanish before authorities can arrive to detain the artist as a vandal. Over the last two decades, Banksy has continued to develop his career as a controversial artist, which landed him on Time magazine's Top 100 Influential People of 2010 and an Academy Award nomination for best documentary feature with his film "Exit Through the Gift Shop."

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